                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

[ ]  Preliminary proxy statement

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ADFlex Solutions, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             ADFlex Solutions, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                     NOTICE OF ANNUAL STOCKHOLDERS' MEETING
                            TO BE HELD APRIL 28, 1998



To the Stockholders of ADFlex Solutions, Inc.:

         The Annual Meeting of Stockholders of ADFlex Solutions, Inc. (the "Company") will be held at the Mesa Pavilion Hilton, 1011 West Holms Avenue, Mesa, Arizona 85210 on Tuesday, April 28, 1998 at 2:00 p.m. MST for the following purposes:

         1.       To elect five Directors to the Board of Directors;

         2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998; and

         3. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on March 13, 1998 are entitled to vote at the meeting and at any adjournment or postponement thereof. Shares of Common Stock can be voted at the meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the meeting will be open for inspection at the Company's corporate headquarters for any purpose germane to the meeting during ordinary business hours for 10 days prior to the meeting.

         A copy of the Company's Annual Report to Stockholders, which includes certified financial statements, is enclosed.

                                        By Order of the Board of Directors,




                                        Donald E. Frederick, Secretary

Chandler, Arizona
March 26, 1998




    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE
     COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             ADFLEX SOLUTIONS, INC.


              PROXY STATEMENT FOR THE ANNUAL STOCKHOLDERS' MEETING

                            TO BE HELD APRIL 28, 1998



                                TABLE OF CONTENTS

                                                                                                            Page
----------------------------------------------------------------------------------------------------------------
GENERAL INFORMATION ...................................................................................        1

ELECTION OF DIRECTORS .................................................................................        2
         Nominees .....................................................................................        2
         Executive Officers ...........................................................................        3
         Board Meetings and Committees of the Board of Directors ......................................        3
         Compensation of Directors ....................................................................        4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ........................................        4

EXECUTIVE COMPENSATION ................................................................................        7
         Summary Compensation .........................................................................        7
         Option Grants ................................................................................        9
         Aggregated Option Exercises and Fiscal Year-End Option Values ................................       10
         Information Regarding Repricing, Replacement or Cancellation and Regrant of Option Grants ....       10
         Compensation Committee Report on 1997 Cancellations and Regrant of Options ...................       11
         Compensation Committee Interlocks and Insider Participation ..................................       12
         Employment Contracts, Termination of Employment and Change of Control ........................       12

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION ...............................................       13
         Compensation Philosophy ......................................................................       13
         Chief Executive Officer Compensation .........................................................       15

COMPARISON OF STOCK PERFORMANCE .......................................................................       16

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ........................................................       16
         Certain Relationships ........................................................................       16
         Related Transactions .........................................................................       17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE ...............................................       18

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR ....................................................       18

STOCKHOLDER PROPOSALS .................................................................................       19

OTHER BUSINESS ........................................................................................       19

                                 PROXY STATEMENT
                                       OF
                             ADFLEX SOLUTIONS, INC.
                          2001 WEST CHANDLER BOULEVARD
                             CHANDLER, ARIZONA 85224



                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ADFlex Solutions, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on April 28, 1998 at 2:00 p.m. MST or at any postponement or adjournment thereof. The Annual Meeting will be held at the Mesa Pavilion Hilton, 1011 West Holms Avenue, Mesa, Arizona 85210.

         This Proxy Statement and the accompanying form of proxy are being first mailed to stockholders on or about March 26, 1998. The stockholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; or (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or
(iii) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy which is not revoked will be voted at the Annual Meeting in accordance with the stockholder's instructions. If a stockholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the Annual Meeting.

         Proxies will be solicited from the Company's stockholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. Directors, officers and regular employees of the Company may make further solicitation personally or by telephone, telegraph or mail.

         Only holders (the "Stockholders") of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 13, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. On the Record Date there were 8,824,855 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. An affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required for the election of directors, and an affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the Stockholders for their consideration. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will have the effect of a negative vote. Abstentions may be specified on all proposals except the election of directors. Abstentions are included in the determination of the number of shares represented for a quorum. Abstentions will have the effect of a negative vote on a proposal. Broker non-votes are not counted for purposes of determining whether a quorum is present or whether a proposal has been approved. Proxies will be tabulated by the Company's transfer agent. The Company will, in advance of the Annual Meeting, appoint one or more Inspectors of Election to count all votes and ballots at the Annual Meeting and make a written report thereof.

         The Annual Report of the Company for the year ended December 31, 1997 is being mailed to Stockholders with this Proxy Statement.

ELECTION OF DIRECTORS


NOMINEES


         The Board of Directors currently consists of five members. Directors are elected by the Stockholders of the Company for one-year terms and hold office until the next annual meeting of Stockholders and until their successors are elected and qualified. The Board of Directors proposes that Rolando C. Esteverena, Steve Sanghi, Richard P. Clark, William Kennedy Wilkie and Wade Meyercord be elected to serve as directors. Each of the nominees is currently serving as a director. A brief description of the business experience of each nominee for the last five years is set forth below. UNLESS OTHERWISE INSTRUCTED, THE PERSONS NAMED IN THE ACCOMPANYING PROXY WILL VOTE FOR THE ELECTION OF SUCH NOMINEES. All of the nominees have consented to being named herein and have indicated their intention to serve if elected. If for any reason any nominee should become unable to serve as a director, the accompanying proxy may be voted for the election of a substitute nominee designated by the Board of Directors.

NAME                       AGE      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
Rolando C. Esteverena       55      Mr. Esteverena has served as President and
                                    Chief Executive Officer and a Director since
                                    the founding of the Company in June 1993 and
                                    as the Chairman of the Board of Directors
                                    since January 1996. From January 1990 until
                                    March 1993, Mr. Esteverena was the President
                                    and Chief Executive Officer of Digital F/X,
                                    Inc., a manufacturer of multi-media editing
                                    systems.

Steve Sanghi                42      Mr. Sanghi has been a Director of the
                                    Company since June 1994. Mr. Sanghi is the
                                    President, Chief Executive Officer and
                                    Chairman of the Board of Directors of
                                    Microchip Technology Incorporated
                                    ("Microchip"), a manufacturer of
                                    programmable microcontrollers and related
                                    specialty memory products. He has been
                                    employed by Microchip since February 1990.
                                    Mr. Sanghi also serves as Director of Vivid
                                    Semiconductor, Inc.

Richard P. Clark            50      Mr. Clark has been a Director of the Company
                                    since June 1994. For the past 28 years, Mr.
                                    Clark has been employed by AMP Incorporated
                                    ("AMP"), an interconnect company. Since July
                                    1995, Mr. Clark has been the President and
                                    Chief Executive Officer of M/A-COM, an AMP
                                    division that manufactures radio frequency
                                    and microwave components. In addition, Mr.
                                    Clark is Divisional Vice President of the
                                    Global Wireless Products Group of AMP
                                    Incorporated. From July 1989 through July
                                    1995, Mr. Clark was the Associate Director
                                    of Corporate Development of AMP. Mr. Clark
                                    is also a Director of BroadBand
                                    Technologies, Inc., a supplier of
                                    telecommunications equipment.(1)

William Kennedy Wilkie      49      Mr. Wilkie has been a Director of the
                                    Company since January 1996. Since November
                                    1994, Mr. Wilkie has been the Chief
                                    Executive and a Director of Havant
                                    International Holdings Limited ("HIHL") and
                                    its related subsidiaries. From June 1973
                                    through November 1994, Mr. Wilkie was
                                    employed by IBM United Kingdom Ltd. and held
                                    executive positions in the IBM United
                                    Kingdom Manufacturing Division.(2)

Wade Meyercord              57      Mr. Meyercord has been a Director of the
                                    Company since December 1996. Mr. Meyercord
                                    has been the President of Meyercord &
                                    Associates, Inc., a management consulting
                                    firm, since September 1987. He has also
                                    served as Senior Vice President of Diamond
                                    Multimedia Systems, Inc. since November
                                    1997. Mr. Meyercord also is the Chairman and
                                    a Director of California Micro Devices, a
                                    semiconductor manufacturer.

(1) Mr. Clark was first nominated to the Board of Directors in 1994 pursuant to an agreement with AMP, whereby the Company had agreed to nominate AMP's nominee as a director and recommend to its Stockholders that they vote in favor of AMP's nominee for election to the Board of Directors through March 1999. During this same time period, certain of the Company's Stockholders agreed to vote all shares of the Company's Common Stock then owned by them in favor of AMP's nominee for election to the Board of Directors. The Company's agreement with AMP expired effective September 27, 1994 upon the Company's initial public stock offering. See "Certain Relationships and Related Transactions."

(2) Mr. Wilkie was first nominated to the Board of Directors in 1996 pursuant to an agreement with HIHL, whereby the Company had agreed to nominate HIHL's nominee as a director and recommend to its Stockholders that they vote in favor of HIHL's nominee for election to the Board of Directors so long as HIHL owns at least 500,000 shares of Common Stock (as adjusted for any stock dividend, stock split or combination of shares, recapitalization, merger, consolidation or other reorganization involving the Company). See "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS

         The executive officers of the Company serve until their successors have been chosen or until their earlier resignation or removal. The executive officers are as follows:

NAME                         AGE                                            POSITION
Rolando C. Esteverena        55          Chairman, President and Chief Executive Officer
Neil Dial                    46          Executive Vice President Operations
Donald E. Frederick          43          Vice President, Chief Financial Officer and Secretary
R. Charles Furniss           52          Vice President Human Resources
Francisco F. Abril           50          Vice President and Senior Executive Mexico Operations
Vincent N. Poleo, Jr.        48          Vice President North American Operations
Eric H. Bert                 33          Vice President Asia/Pacific Operations and Managing Director ADFlex (Thailand)
Ltd.

         Neil Dial has served as Executive Vice President of Operations since October 1997. From May 1994 until joining the Company, he was President of Alphatec's Bangkok operations. From 1991 to April 1994, Mr. Dial was Assistant General Manager of Motorola's manufacturing facility in Kuala Lumpur, Malaysia.

         Donald E. Frederick has served as the Vice President, Chief Financial Officer and Secretary since June 1997. From May 1995 until joining the Company, Mr. Frederick served as Vice President of Finance for Flextronics International, based in San Jose, California. From January 1992 through May 1995, he was Director of Finance for Sony Electronics.

         R. Charles Furniss has served as the Vice President Human Resources of the Company since November 1994. From July 1987 through June 1994, Mr. Furniss was the Senior Vice President Human Resources of Calcomp Inc., a wholly-owned subsidiary of Lockheed, Inc.

         Francisco F. Abril has served as the Vice President and Senior Executive Mexico Operations since January 1997. Mr. Abril has been with the Company or its predecessor, Rogers Corporation, since 1975 serving in various manufacturing and operations management positions.

         Vincent N. Poleo, Jr. has served as the Vice President North American Operations since October 1997. Mr. Poleo joined Rogers Corporation in 1980, and has served the Company since then in positions of increased responsibility.

         Eric H. Bert has served as Vice President Asia/Pacific Operations and Managing Director ADFlex (Thailand), Ltd. ("ATL") since November 1997. Mr. Bert joined the Company in May 1995 as a Business Unit Manager, and also has served as a Program Manager and ATL Director. From November 1993 until joining the Company, Mr. Bert served as Marketing Manager for Parlex Corporation, a flexible circuit manufacturer.

BOARD MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During 1997, the Board of Directors met seven times. The Board of Directors has established an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee, and the entire Board is responsible for the size and composition of the Board and for recommending nominees to serve on the Board.

         The Audit Committee, which is comprised of Richard P. Clark (Chairman), Steve Sanghi and Wade Meyercord, is responsible for: (i) reviewing and recommending the engagement each year of the Company's independent auditors;
(ii) consulting with independent auditors on the adequacy and effectiveness of the Company's internal controls; (iii) reviewing, with the independent auditors, the scope of the audit and audit procedures, the financial statements contained in the annual report to Stockholders and the auditors' reports on the Company's financial statements; (iv) reviewing accounting and financial human resources and succession planning; and (v) taking such other steps as the Audit Committee deems necessary to carry out the normal functions of an audit committee. The Audit Committee held two meetings in 1997.

         The Compensation Committee, which is comprised of Steve Sanghi (Chairman), Richard P. Clark and William Kennedy Wilkie, is responsible for: (i) determining the compensation of the Company's senior officers; (ii) reviewing recommendations by management as to the compensation of other officers and key personnel; and (iii) reviewing management's succession program. Further, the Compensation Committee administers the Company's 1993 Equity Incentive Plan, the 1994 Stock Incentive Plan and 1994 Employee Stock Purchase Plan. The Compensation Committee held four meetings in 1997.


COMPENSATION OF DIRECTORS

         The Company compensates its eligible non-employee directors at the rate of $10,000 per year plus $1,000 per meeting of the Board attended. There is no compensation for telephonic Board meetings or committee meetings held on the same day as Board meetings. Further, all directors are reimbursed for their reasonable, out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Eligible non-employee directors also receive automatic grants of options under the Company's 1994 Stock Incentive Plan. Both the director fees and the automatic option grant program are limited to those persons who serve as non-employee members of the Board and who do not beneficially own, directly or indirectly, or represent any Stockholder that beneficially owns, directly or indirectly, more than 5% of the Company's Common Stock outstanding from time to time. Each eligible director is automatically granted a nonqualified option to purchase 12,000 shares of Common Stock upon his appointment to the Board. On the date of each annual meeting, each eligible director is automatically granted a nonqualified option to purchase 3,000 shares of Common Stock, provided that such person has served as a member of the Board for at least six months. There is no limit on the number of automatic option grants that any one eligible director may receive. All grants under the Stock Incentive Plan have a maximum term of 10 years from the automatic grant date, vest in a series of three equal installments, and have an exercise price equal to the fair market value of the Company's Common Stock on the grant date. In the event of certain changes of control, all outstanding director options automatically vest and become fully exercisable and remain exercisable following the change of control until the expiration or sooner termination of the option term. Immediately following a change of control, the automatic option grant program shall terminate.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 13, 1998 by (i) each person known to the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) the Chief Executive Officer and the other executive officers of the Company named in the Summary Compensation Table, (iii) each of the Company's directors and nominees to become directors, and (iv) all directors, director nominees and officers of the Company as a group. Except as otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law. The Company's Common Stock is the only outstanding class of equity securities of the Company. As of March 13, 1998 there were 60 record holders of Common Stock.

BENEFICIAL OWNER                                     NUMBER OF SHARES                 PERCENTAGE OF CLASS (1)
Rolando C. Esteverena(2)                                   193,311                              2.2%

R. Charles Furniss(3)                                        5,936                                *

Vincent N. Poleo, Jr. (4)                                    7,051                                *

Francisco F. Abril(5)                                        5,770                                *

Eric H. Bert(6)                                              5,136                                *

Steve Sanghi(7)                                             26,000                                *

Richard P. Clark(8)                                          9,000                                *

William Kennedy Wilkie(9)                                1,393,347                             13.6%
P.O. Box 6
Langstone Road
Havant, Hampshire P09 1SA

Wade Meyercord                                               5,000                                *

J. & W. Seligman & Co. Incorporated(10)                  1,125,700                             12.9%
100 Park Avenue
New York, NY  10017

Kopp Investment Advisors, Inc.(11)                         862,638                              9.8%
LeRoy C. Kopp
6600 France Avenue South, Suite 672
Edina, MN  55435

Havant International Holdings Limited(9)                 1,392,347                             13.6%
P.O. Box 6
Langstone Road
Havant, Hampshire P09 1SA

Executive officers and directors as a group
including those named above
eleven persons)(12)                                      1,650,551                             16.0%


* Less than 1% of the outstanding Common Stock.

(1) Shares of Common Stock subject to options which are currently exercisable or exercisable within 60 days of March 13, 1998 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based upon 8,824,855 shares of Common Stock outstanding on March 13, 1998.

(2) Includes options to acquire 30,830 shares of Common Stock currently exercisable or exercisable within 60 days following March 13, 1998.

(3) Includes options to acquire 5,936 shares of Common Stock currently exercisable or exercisable within 60 days following March 13, 1998.

(4) Includes options to acquire 6,291 shares of Common Stock currently exercisable or exercisable within 60 days following March 13, 1998.

(5) Includes options to acquire 4,372 shares of Common Stock currently exercisable or exercisable within 60 days following March 13, 1998.

(6) Includes options to acquire 4,747 shares of Common Stock currently exercisable or exercisable within 60 days following March 13, 1998.

(7) Includes options to acquire 26,000 shares of Common Stock currently exercisable or exercisable within 60 days following March 13, 1998.

(8) Includes options to acquire 8,000 shares of Common Stock currently exercisable or exercisable within 60 days following March 13, 1998.

(9) Includes 1,392,347 shares of Common Stock owned by HIHL. Mr. Wilkie is the Chief Executive and a Director of HIHL. He disclaims beneficial ownership of all shares held by HIHL.

(10) According to its Schedule 13G dated February 13, 1998, of the 1,125,700 shares, 900,000 shares are owned by Seligman Communications and Information Fund, Inc., a registered investment company which is managed by J & W. Seligman & Co. Incorporated ("JWS"), a registered investment advisor. William C. Morris is the sole owner of JWS. Accordingly, JWS and Mr. Morris may be deemed to beneficially own and have shared voting power and shared dispositive power of such shares. Of the remaining 225,700 shares, JWS and Mr. Morris beneficially own and have shared voting power and shared dispositive power of such shares.

(11) According to its Schedule 13G dated February 9, 1998, Kopp Investment Advisors, Inc. ("KIA") is a registered investment advisor and a subsidiary of Kopp Holding Company, a registered holding company. KIA has the sole power to vote 60,000 shares and the sole power to dispose of 5,000 of such shares. LeRoy C. Kopp is sole owner of both KIA and Kopp Holding Company and they share the power to dispose of 862,638 such shares. As to the 862,638 shares, neither KIA nor Kopp Holding Company nor Mr. Kopp vote the vast majority of such shares and neither is the record owner of them. Such shares are held in a fiduciary or representative capacity, and no person individually has an interest that relates to more than 5% of the Common Stock.

(12) Includes options to acquire 86,176 shares of Common Stock currently exercisable or exercisable within 60 days following March 13, 1998. Also includes 1,392,347 shares of Common Stock held by HIHL of which Mr. Wilkie disclaims beneficial ownership. See note (9) above.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

         The following table sets forth the compensation paid to the Chief Executive Officer and the next four, most highly compensated executive officers who were serving as such at December 31, 1997 for services rendered in all capacities to the Company during the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                   ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                                   -------------------                    -------------------

                                                                                                SECURITIES
                                                                                                UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL                                                  OTHER ANNUAL              OPTIONS       COMPENSA-
         POSITION               YEAR(1)   SALARY($)(2)     BONUS($)  COMPENSATION ($)(5)      (# SHARES) (6)    TION($)(7)
         --------               -------   ------------     --------  -------------------      --------------    ----------
Rolando C. Esteverena,           1997       $238,518       $244,503       $     --                20,000          $2,302
President and                    1996        215,000             --             --                    --           2,133
Chief Executive Officer(3)       1995        213,654        130,720             --                    --           1,155



R. Charles Furniss, Vice         1997       $126,538       $ 89,763       $     --                10,000          $  930
President Human                  1996        120,000             --         69,306                    --             878
Resources(4)                     1995        120,000         42,057             --                    --             462



Vincent N. Poleo, Jr.,           1997       $146,926       $ 46,815       $185,390                 2,000          $1,051
Vice President North             1996        131,096             --         90,441                    --             970
American Operations(4)           1995         83,431         23,932             --                    --             486



Francisco F. Abril, Vice         1997       $111,308       $ 46,002       $     --                 6,000          $1,194
President and Senior             1996         98,654             --             --                    --             629
Executive Mexico                 1995         91,852         26,203             --                    --             612
Operations(4)



Eric H. Bert, Vice               1997       $ 97,654       $ 53,953       $ 26,065                 1,000          $  616
President Asia/Pacific           1996         77,077             --             --                    --             359
Operations and Managing          1995         44,461          6,809         25,000                    --              94
Director ATL(4)


         (1) Mr. Bert joined the Company in May 1995, and no compensation was earned by Mr. Bert from the Company prior to that time.

         (2) Mr. Poleo's salary for 1997 and 1996 includes additional compensation of $47,000 and $35,000 respectively, which relates to a cost of living adjustment in effect during his relocation to the United Kingdom.

         (3) All bonuses were paid to Mr. Esteverena under the Management Bonus Plan. The 1997 and 1995 bonuses were paid in part during the year earned and in part during the following year.

         (4) Bonuses include $700 in 1997 and $1,257 in 1995 under the Profit Sharing Bonus Plan for Mr. Furniss, Mr. Poleo and Mr. Abril. Bonuses include $700 in 1997 and $904 in 1995 under the Profit Sharing Bonus Plan for Mr. Bert. All other bonuses were paid to Mr. Furniss, Mr. Poleo, Mr. Abril and Mr. Bert under the Management Bonus Plan. The 1997 and 1995 bonuses under the Management Bonus Plan were paid in part during the year earned and in part during the following year.

         (5) The amounts disclosed in this column primarily include relocation expenses paid out by the Company and, in the case of Mr. Poleo only, include amounts reimbursed for payment of taxes due to Mr. Poleo's relocation to the United Kingdom. In 1997, Mr. Poleo was paid $55,386 and $119,819 for relocation expenses and reimbursement for payment of taxes, respectively. Relocation expenses paid by the company for the named executive officers occurred in 1996 and were $69,306 and $70,441 for Mr. Furniss and Mr. Poleo, respectively. Relocation expenses were paid by the Company to Mr. Bert in the amount of $26,065 in 1997 and $25,000 in 1995. Excluded from this column are perquisites and other personal benefits, which in no case in the aggregate exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus of any named executive officer.

         (6) Included in this column are number of shares that were repriced for each named executive officer. See "Information Regarding Repricing, Replacement or Cancellation and Regrant of Option Grants".

         (7) The amounts disclosed in this column include Company 401(k) matching contributions and the dollar value of insurance premiums paid by the Company for term life insurance. Company 401(k) matching contributions for the named executive officers in 1997, 1996 and 1995, respectively, were as follows: Mr. Esteverena, $1,187, $1,183, $1,155; Mr. Furniss, $483, $475,
                  $462; Mr. Poleo, $715, $684, $486; Mr. Abril, $837, $460,
                  $612; and Mr. Bert, $565, $330, $94. During 1997, term life insurance premiums paid by the Company were $1,115, $446, $337, $357 and $50 for Messrs. Esteverena, Furniss, Poleo, Abril and Bert, respectively. During 1996, term life insurance premiums paid by the Company were $950, $403, $285, $170 and $30 for Messrs. Esteverena, Furniss, Poleo, Abril and Bert, respectively. No term life insurance premiums were paid by the Company in 1995.

OPTION GRANTS

         The following table provides information with respect to stock option grants made to each of the named executive officers during the year ended December 31, 1997. No stock appreciation rights were granted to these individuals during 1997.


                        OPTION GRANTS IN LAST FISCAL YEAR


---------------------------------------------------------------------------------------------------------------
                                                                                     POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                    OF STOCK PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                       FOR OPTION TERM(6)
---------------------------------------------------------------------------------------------------------------
                   NUMBER           PERCENT OF
               OF SECURITIES       TOTAL OPTIONS      EXERCISE
                 UNDERLYING         GRANTED TO         OR BASE
                  OPTIONS          EMPLOYEES IN         PRICE       EXPIRATION
NAME           GRANTED (#)(1)       FISCAL YEAR       ($/SH)(5)        DATE              5%              10%
----           --------------       -----------       ---------        ----              --              ---
Rolando C.       60,000(2)             15.0%           $14.875        7/02/07        $ 561,300       $1,422,420
Esteverena

R. Charles       20,000(2)              5.0%            14.875        7/02/07          187,100          474,140
Furniss

Vincent N.       12,000(2)              3.0%            14.875        7/02/07          112,260          284,484
Poleo, Jr.

Francisco F.      5,000(3)              1.2%             12.50        1/16/07           39,300           99,600
Abril            11,000(4)              2.7%            14.875        7/02/07          102,905          260,777

Eric H. Bert     11,000(2)              2.7%            14.875        7/02/07          102,905          260,777


         (1) Options were granted pursuant to the 1994 Stock Incentive Plan, as amended. All options begin vesting either one year or two years from the date of grant and are fully vested on the fourth anniversary of the date of grant.

         (2) Options granted include 20,000, 10,000, 2,000 and 1,000 for Mr. Esteverena, Mr. Furniss, Mr. Poleo and Mr. Bert, respectively, in July 1997 in replacement of previously granted options (see "Information Regarding Repricing, Replacement or Cancellation and Regrant of Option Grants") which vest as to 25% of the shares covered thereby on the first anniversary of the grant date and as to the remaining 75% of the shares on a monthly basis thereafter for a period of three years. All other options granted to the executive officers will vest as to 1/24th of the shares covered thereby on the second anniversary of the grant date and as to an additional 1/24th of the shares per month thereafter, with the options being fully vested on the fourth anniversary of the grant date.

         (3) Options granted will vest as to 25% of the shares covered thereby on the first anniversary of the grant date and as to the remaining 75% of the shares on a monthly basis thereafter for a period of three years.

         (4) Options granted include 6,000 shares granted in July 1997 (see "Information Regarding Repricing, Replacement or Cancellation and Regrant of Option Grants") in replacement of previously granted options which vest as to 25% of the shares covered thereby on the first anniversary of the grant date and as to the remaining 75% of the shares on a monthly basis thereafter for a period of three years. The remaining 5,000 shares granted will vest as to 1/24th of the shares covered thereby on the second anniversary of the grant date and as to an additional 1/24th of the shares per month thereafter, with the options being fully vested on the fourth anniversary of the grant date.

         (5) The exercise price was equal to the fair market value of the shares of Common Stock underlying the options on the grant date as determined by the Board of Directors pursuant to the 1994 Stock Incentive Plan, and may be paid in cash or in shares of the Company's Common Stock valued at their fair market value on the exercise date.

         (6) The 5% and 10% assumed rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information with respect to the exercise of stock options by the named executive officers during 1997 and the number and value of unexercised options held by the named executive officers at December 31, 1997.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF
                                                                         SECURITIES
                                                                         UNDERLYING               VALUE OF
                                                                         UNEXERCISED         UNEXERCISED IN-THE-
                                                                         OPTIONS AT           MONEY OPTIONS AT
                                     SHARES              VALUE         FISCAL YEAR-END       FISCAL YEAR-END($)
                                   ACQUIRED ON         REALIZED       (#) EXERCISABLE/          EXERCISABLE/
NAME                              EXERCISE (#)          ($)(1)          UNEXERCISABLE         UNEXERCISABLE(2)
----                              ------------          ------          -------------         ----------------
Rolando C. Esteverena                     0           $       0         26,143/88,857         $85,072/$228,053
R. Charles Furniss                   13,000             185,688          3,207/32,793            10,060/86,502
Vincent N. Poleo, Jr.                 1,291              13,233          5,916/23,793            32,930/23,784
Francisco F. Abril                   25,406             358,494         15,509/23,585           225,835/75,614
Eric H. Bert                          1,000              16,000          3,696/17,802             9,406/48,961


----------

(1) The amounts shown were calculated based upon the difference between the exercise price and the fair market value of the Company's Common Stock as of the date of exercise.

(2) Calculated based upon the difference between the closing market price per share for the Company's Common Stock on December 31, 1997 as reported by the Nasdaq National Market and the exercise price.

INFORMATION REGARDING REPRICING, REPLACEMENT OR CANCELLATION AND REGRANT OF OPTION GRANTS

         In July 1997, the Compensation Committee unanimously agreed to reprice certain options previously granted by providing employees new options to replace previously granted options that were identical in all respects except that the new options were subject to a new, four-year vesting schedule from the grant date. No repricings of option grants took place prior to 1997 and no stock appreciation rights were granted to these individuals during 1997. The following sets forth certain information concerning the repricing, replacement or cancellation and regrant of options, within the last ten fiscal years, of options held by executive officers of the Company.

   INFORMATION REGARDING REPRICING, REPLACEMENT OR CANCELLATION AND REGRANT OF
                                  OPTION GRANTS

                                                                                                       LENGTH OF
                                                              MARKET                                   ORIGINAL
                                                             VALUE ON      ORIGINAL         NEW       OPTION TERM
                                              NUMBER OF       DATE OF      EXERCISE      EXERCISE    REMAINING AT
   NAME AND PRINCIPAL           DATE OF        OPTIONS       REPRICING       PRICE         PRICE        DATE OF
        POSITION               REPRICING    REPRICED (1)     ($/SHARE)     ($/SHARE)     ($/SHARE)     REPRICING
        --------               ---------    ------------     ---------     ---------     ---------     ---------
Rolando C. Esteverena,          7/2/97         20,000        $  14.875      $27.25        $14.875       8 Years
President and Chief
Executive Officer

R. Charles Furniss, Vice        7/2/97         10,000           14.875       27.25         14.875       8 Years
President Human
Resources

Vincent N. Poleo, Jr.,          7/2/97          2,000           14.875       27.25         14.875       8 Years
Vice President North
American Operations

Francisco F. Abril, Vice        7/2/97          6,000           14.875       27.25         14.875       8 Years
President and Senior
Executive Mexico
Operations

Eric H. Bert, Vice              7/2/97          1,000           14.875       27.25         14.875       8 Years
President Asia/Pacific
Operations and Managing
Director ATL


----------

         (1) Options were repriced pursuant to the 1994 Stock Incentive Plan, as amended. All options vest as to 25% of the shares covered thereby on the first anniversary of the new grant date and as to the remaining 75% of the shares on a monthly basis thereafter for a period of three years.



COMPENSATION COMMITTEE REPORT ON 1997 CANCELLATIONS AND REGRANT OF OPTIONS

         On July 2, 1997 the Compensation Committee approved the cancellation of all outstanding options with an original exercise price of $27.25 per share and the regrant and replacement of these options with new options at an exercise price per share of $14.875, the fair market value of the Company's Common Stock on the date of the Committee's determination. Each optionee had the opportunity to elect to retain his or her old options or accept a new option with an exercise price of $14.875 per share. Each new option has a term of ten years and becomes exerciseable for 25% of the option shares on July 2, 1998 and for the balance of the shares in a series of equal monthly installments over the 36-month period thereafter, assuming continued employment with the Company or one of its subsidiaries. All optionees holding old options agreed to the cancellation of their old options in exchange for new options. The Compensation Committee elected not to reprice any other outstanding options that were greater than $14.875 per share at that time.

         The Committee approved the cancellation-regrant program because it believes that equity interests are a significant factor in the Company's ability to attract and retain key employees who are critical to the Company's long-range success. During the last fiscal year, the market value of the Common Stock had fallen, in part, as a result of market factors that affected many stocks in the industry in which the Company is engaged including the stock of the Company's customers. As a result of the decrease in the fair market value of the Common Stock, the Committee believed that the Company's ability to retain existing employees and to attract talented individuals in the future would be impaired. Accordingly, the Committee approved the cancellation-regrant program as a means to ensuring that optionees have a meaningful equity interest in the Company.

                                        Respectfully submitted,

                                        Compensation Committee:
                                        Steve Sanghi, Chairman
                                        Richard P. Clark
                                        William Kennedy Wilkie


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee currently consists of Steve Sanghi, Richard
P. Clark and William Kennedy Wilkie and is primarily responsible for approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also administers the Company's 1993 Equity Incentive Plan, 1994 Stock Incentive Plan and 1994 Employee Stock Purchase Plan, as amended.

         Richard P. Clark was first elected to the Board of Directors as of June 2, 1994 pursuant to certain contractual commitments with AMP, Incorporated ("AMP"), which commitments terminated effective September 27, 1994 upon the Company's initial public stock offering. AMP has been an important supplier to the Company in the past and is expected to continue as such. Purchases from AMP for the years ended December 31, 1997, 1996 and 1995 were $4,514,000, $2,582,000 and $1,559,000, respectively.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL

         In January 1997, the Compensation Committee approved an agreement outlining certain arrangements applicable to Mr. Esteverena that would be effective upon a change in control of the Company. The term of the agreement is for three years and will be automatically extended for successive one year periods thereafter. Under the agreement, Mr. Esteverena would be entitled to receive the following benefits if, within one year following a change in control of the Company, Mr. Esteverena resigns for good reason or is terminated by the
Company:

         (i) The Company would pay to Mr. Esteverena a lump sum amount (no later than the 30th day following the date of termination) equal to his full base salary through the date of termination at the greater of either the rate in effect at the time of termination or the rate in effect immediately prior to the change in control (collectively, the "Base Rate"). In addition, the Company will pay an amount equal to 1.1 multiplied by the sum of (a) one year's base salary at the Base Rate plus (b) the greater of either his target bonus in effect under the Company's management bonus plan at the time of termination or the target bonus in effect under the Company's management bonus plan immediately prior to the change in control.

         (ii) The Company would maintain for Mr. Esteverena and his eligible beneficiaries the benefits pursuant to the Company-sponsored benefit plans, programs or other arrangements Mr. Esteverena was entitled to participate immediately prior to the change in control until either (a) his attainment of comparable benefits upon alternate employment or (b) one year following the date of termination, whichever occurs first.

         (iii) The Company would use reasonable efforts to continue Mr. Esteverena's insurance coverage or other provisions for indemnification and defense of officers or directors of the Company which are in effect on the date of the change in control.

         (iv) Subject to Section 16 of the Securities and Exchange Act of 1934, all stock options and other stock incentive awards which are not vested at the date of termination shall vest immediately as of the date of termination and may be exercised by Mr. Esteverena in accordance with the terms of the plans and agreements pursuant to which such options and other awards were issued.

         (v) To the extent necessary to avoid the disallowance of the deductibility of the payments to be made to Mr. Esteverena as described above, all such payments would be limited by Section 280G of the Internal Revenue Code of 1986.

         As used in the agreement, "good reason" means any of the following occurred without Mr. Esteverena's express prior written consent: certain reductions in base salary, certain relocations, the assignment of duties materially inconsistent with the duties prior to the change in control, or a significant reduction in his position. A "change in control" includes the acquisition of beneficial ownership by certain persons of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, a change in composition of the Board over a period of 36 consecutive months or less such that the current Board members cease to constitute a majority thereof (except that any new Board member approved by at least a majority of the current Board is considered to be a member of the current Board), or certain events relating to reorganizations, mergers, consolidations, liquidations or sales of all or substantially all of the Company's assets.

         Except as provided above, none of the Company's executive officers has an employment contract with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. However, the Compensation Committee has the authority as administrator of the 1994 Stock Incentive Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options and other awards held by the Chief Executive Officer and the Company's other executive officers on any unvested shares actually held by those individuals under the 1994 Stock Incentive Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following a hostile take-over of the Company effected through a successful tender for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership. In addition, all executives will receive up to six months of severance pay in the event that their employment is terminated without cause, whether or not in connection with a change of control.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

         The Compensation Committee recommends the compensation of the Chief Executive Officer to the Board and reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, cash bonus levels, other perquisites and option grants and other awards under the Company's 1994 Stock Incentive Plan. The Committee is currently comprised entirely of independent outside members of the Company's Board of Directors.

COMPENSATION PHILOSOPHY

         The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and stockholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. During 1997, the Company used base salary, the Management Bonus Plan and stock option grants under the 1994 Stock Incentive Plan to achieve these objectives. In carrying out these objectives, the Compensation Committee considers the following:

         1. The level of compensation paid to executive officers in positions of companies similarly situated. To ensure that pay is competitive, the Committee from time to time compares the Company's executive compensation and benefits packages to those offered by companies in the same or similar industries or with other similar attributes such as size or capitalization. Compensation surveys used by the Company typically include companies listed on the Nasdaq National Market and comprising the electronic components index used for comparative purposes in the total return graph following this report, as well as other public and private companies.

         2. The individual performance of each executive officer. Individual performance includes any specific accomplishments of such executive officer, demonstration of job knowledge and skills, teamwork and demonstration of the Company's core values.

         3. Corporate performance. Corporate performance is evaluated both subjectively and objectively. Subjectively, the Compensation Committee discusses and makes its own determination of how the Company performed relative to the opportunities and difficulties encountered during the year and relative to the performance of competitors and business conditions. Objectively, corporate performance is measured by predetermined operating and financial standards for purposes of cash bonuses under applicable Management Bonus Plans as described below.

         4. The responsibility and authority of each position relative to the other positions within the Company.

         5. Incentives for executive officers to make decisions and take actions which will increase the market value of the Company's Common Stock over the long term and which encourage such officers to remain with the Company as long term employees.

The Committee does not quantitatively weigh these factors but considers all factors as a whole, using its discretion, best judgment and the experiences of its members, in establishing executive compensation. The application given each of these factors in establishing the components of executive compensation is as follows:

         BASE SALARY. In establishing base salaries, the Committee believes that it tends to give greater weight to factors 1, 2 and 4 above. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the market. In conducting annual salary reviews, the Committee considers each individual executive officer's achievements during the prior fiscal year in meeting the Company's financial and business objectives, as well as the executive officer's performance of individual responsibilities and the Company's financial position and overall performance. The Committee considers the low, midpoint and upper ranges of base salaries published by compensation surveys, and generally targets base salary to the mid point of the ranges.

         PERFORMANCE BONUSES. In establishing performance bonuses, the Committee believes that it tends to give greater weight to factors 2 and 3 above. It also believes that performance bonuses are a key link between executive pay and stockholder value. The Company has adopted a Management Bonus Plan. Up to one-third of any bonus is based on pre-determined performance criteria for the individual participant and the remainder is based upon the financial performance of the Company. The criteria are set for three month periods and performance against the Plan is measured four times each year. With respect to both aspects of the Bonus Plan, a participant may earn up to 200% of an approved range of his or her base salary based on his or her individual performance or the Company's performance, as the case may be. For 1997, executive bonuses were targeted at between 20% and 55% of the executive officers' base salaries if the goals were achieved, with the more senior executive officers having a higher percentage of total compensation from annual cash bonuses. The measures chosen by the Committee to evaluate the Company's financial performance may vary from year to year depending on the particular facts and circumstances at the time. For all four quarters of 1997, the Committee determined to measure the Company's financial performance by targeted levels of earnings per share. Individual performance objectives for executives other than the Chief Executive Officer were proposed by management and reviewed by the Committee. Individual performance objectives for the Chief Executive Officer were determined by the Committee and reviewed and approved by the Board of Directors.

         OPTION GRANTS. In establishing option grants, the Committee believes it tends to give greater weight to factor 5 above. The Committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of officers with the stockholders. The Committee typically awards a grant under the Stock Incentive Plan upon hiring executive officers, subject to a four-year vesting schedule. After the initial stock option grant, the Committee considers awarding additional grants, usually on an annual basis, under the 1994 Stock Incentive Plan. Options are granted at the current market price for the Company's Common Stock, and, consequently, have value only if the price of the Common Stock increases over the exercise price during the period in which the option vests. The size of the initial grant is usually determined with reference to the seniority of the officer, the contribution the officer is expected to make to the Company and comparable equity compensation offered by others in the industry. In determining the size of the periodic grants, the Compensation Committee considers prior option grants to the officer, independent of whether the options have been exercised, the executive's performance during the year and his or her expected contributions in the succeeding year. The Committee believes that periodic option grants provide incentives for executive officers to remain with the Company.

         The Revenue Reconciliation Act of 1993 (the "1993 Act") includes a provision limiting the tax deductions for certain executive compensation in excess of $1,000,000 for each executive. However, qualified performance based compensation, payments made to tax qualified retirement plans and the payment of excludable fringe benefits are not included in the deduction limit. The Compensation Committee has analyzed the impact of the 1993 Act on the compensation policies of the Company, has determined that historically the effect of this provision on the taxes paid by the Company would not have been significant, and has decided for the present not to modify the compensation policies of the Company based on the 1993 Act. The Committee will periodically reconsider its decision as circumstances warrant.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Compensation Committee reviews the performance of the Chief Executive Officer and the other officers of the Company at least annually, applying the compensation policies set forth above. During 1997, the Compensation Committee increased Mr. Esteverena's base salary from the $215,000 level at which it was set during 1995 to $236,500 per year. For 1997, the Committee established Mr. Esteverena's bonus target at 55% of base salary under the Management Bonus Plan, and established his individual performance goals under the Management Bonus Plan as follows: (i) to achieve certain revenue and earnings growth targets, (ii) to continue implementation of strategies to sustain long-term growth and diversify the source of revenues, and (iii) to initiate programs to develop the infrastructure of the Company. In July 1997, the Compensation Committee granted to Mr. Esteverena an option to acquire 60,000 shares of Common Stock at an exercise price of $14.875 per share, which was equal to the fair market value on the date of grant. Of the 60,000 shares granted to Mr. Esteverena, 20,000 shares (originally granted on July 25, 1995) were repriced from $27.25 to $14.875 on July 2, 1997. The Committee considered Mr. Esteverena's prior option grants in awarding these options.


         In July 1997 and January 1998, the Committee met to determine bonuses under the Management Bonus Plan and, in connection therewith, reviewed Mr. Esteverena's achievement of his individual performance objectives for 1997. The Committee determined that he had far exceeded all of the objectives, which led the Committee to establish Mr. Esteverena's bonus for 1997 at $244,503.


                                        Respectfully submitted,

                                        Compensation Committee:

                                        Steve Sanghi, Chairman
                                        Richard P. Clark
                                        William Kennedy Wilkie

COMPARISON OF STOCK PERFORMANCE

         The following graph compares the cumulative total returns for the Company's Common Stock ("AFLX"), the Nasdaq National Market Index, and the Nasdaq Electronic Components Index for the period September 27, 1994 through December 31, 1997.(1)

SEMI-ANNUALLY
                                           9/27/94     12/31/94      6/30/95     12/31/95      6/30/96     12/31/96      6/30/97
ADFlex Solutions, Inc.                         100     449.5935    843.90244    1035.7724    578.45854    393.49593    561.78862
Nasdaq Stock Market Index (U.S. Only)          100    404.06534     668.0271    832.75921    925.86282    977.89978    1635.0576
Nasdaq Electronic Components                   100    411.12703    858.56442     1175.439    1132.8355    1478.0837    1951.9329

SEMI-ANNUALLY
                                            12/31/97
ADFlex Solutions, Inc.                     869.30732
Nasdaq Stock Market Index (U.S. Only)       3188.838
Nasdaq Electronic Components               2100.1357

(1) The Company's initial public offering was on September 27, 1994. The graph assumes that $100 was invested on September 27, 1994, at the relevant closing prices on that date, and that any dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. The stock price and index performance in the above graph are not necessarily indicative of future results. As often occurs with newly issued securities, the initial market prices of the Common Stock in the days following the initial public offering were higher than the trading prices at which the Common Stock traded in subsequent months.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS

         Acquisition from Havant International Holdings Limited. Effective December 31, 1995, the Company completed its acquisition of the flexible circuit division of Xyratex (subsequently renamed "ADFlex Solutions Limited"), a private company located in England, engaged in the design, manufacture, assembly and sale of flexible circuit products. In consideration for the outstanding shares of the division, the Company delivered $12.4 million in cash, a $10 million subordinated debenture and 1,242,347 shares of restricted Common Stock. The debenture, dated January 7, 1996, was paid in full in June 1997.

         The shares of Common Stock issued to HIHL at the closing were equal to 15% of the Company's outstanding capital stock after giving effect to their issuance. HIHL has agreed not to sell or otherwise dispose of the shares for a period of two years (the "Holding Period") except as security for borrowed money or with the approval of the Company. The two year period expired in January 1998.

         The parties executed a Registration Rights and Standstill Agreement under which the Company granted to HIHL demand registration rights under the Securities Act of 1933 generally effective at the conclusion of the Holding Period; provided that, pursuant to the Share Sale and Purchase Agreement, an HIHL nominee be elected to the Company's Board of Directors. In the event the Stockholders fail to elect the HIHL nominee (subject to certain conditions), the Holding Period shall be terminated. William Kennedy Wilkie was appointed to the Board and is nominated for reelection pursuant to these contractual obligations. The Company also granted HIHL the right, in the event of a "Qualified Stock Offering" by the Company, to acquire additional shares such that would allow HIHL to maintain its percentage ownership held immediately prior to the commencement of the Qualified Stock Offering, subject to approval of the Company's principal underwriter and other conditions. HIHL agreed to not increase its ownership interest in the Company beyond 20.5%.

         In connection with the acquisition, the parties entered into various ancillary agreements, including the following:

         SUPPLY AGREEMENT. An HIHL subsidiary granted the Company the right of first refusal to supply flexible circuits for incorporation into its products unless precluded from doing so by third party contractual commitments. The Company supplied a certain minimum percent of the subsidiary's requirements provided the Company offers terms as or more favorable than the best quotation received by the subsidiary from a third party supplier. The Company also agreed not to supply its products to other customers at terms more favorable than those quoted to the subsidiary. The agreement, dated January 7, 1996, was terminated in September 1997. During 1997, the Company supplied approximately $2.4 million of flexible circuits to the HIHL subsidiary pursuant to this Agreement.

         SERVICES AGREEMENT. An HIHL subsidiary provided to the Company certain integral services necessary to operate the flex business, including personnel services; health, safety and environmental services; purchasing, material and quality support services; financial services; toolroom and engineering laboratory services; information systems services; and building and administrative services. The services were phased-out during 1997 as the Company completed the transfer of its U.K. manufacturing operations to Thailand. The Company paid approximately $.5 million pursuant to the services agreement in 1997, based upon the actual cost to the subsidiary of providing the services to the Company.

         LEASE. An HIHL subsidiary had leased the Company manufacturing space through December 31, 2005 for the purpose of operating the ongoing flex business of ADFlex Solutions Limited. In connection with the transfer of the Company's U.K. manufacturing operations to Thailand, the Company and the HIHL subsidiary have amended the lease to provide for its termination during 1997 and payment by the Company of certain termination charges. The Company paid approximately $1.5 million on the lease during 1997.

RELATED TRANSACTIONS

         The Company derived 1.1% and 1.9% of its net sales in 1997 and 1996, respectively from sales to Xyratex, a major stockholder of the Company with William Kennedy Wilkie as a representative who serves on the Company's Board of Directors. Through September 30, 1997, the Company leased the ADFlex U.K. manufacturing facility from Xyratex. Total lease payments made to Xyratex in 1997 and 1996 were $1.5 million and $2.6 million, respectively. In addition, $.5 million and $1.9 million were paid to Xyratex in 1997 and 1996, respectively, for administrative services.

         Richard P. Clark was first elected to the Board of Directors as of June 2, 1994 pursuant to certain contractual commitments with AMP, Incorporated ("AMP"), which commitments terminated effective September 27, 1994 upon the Company's initial public stock offering. AMP has been an important supplier to the Company in the past and is expected to continue as such. Purchases from AMP for the years ended December 31, 1997, 1996 and 1995 were approximately $4.5 million, $2.6 million and $1.6 million, respectively. Richard P. Clark was first elected to the Board of Directors as of June 2, 1994 pursuant to certain contractual commitments with AMP, Incorporated ("AMP"), which commitments terminated effective September 27, 1994 upon the Company's initial public stock offering. AMP has been an important supplier to the Company in the past and is expected to continue as such.

         The Company's Certificate of Incorporation and By-laws provide for indemnification of all Directors and officers. In addition, each Director of the Company has entered into a separate indemnification agreement with the Company.

         The Board of Directors has adopted a policy that all related party transactions be on terms that are at least as favorable to the Company than those that could have been negotiated with unrelated third parties.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers initial reports of ownership and reports of changes in ownership of shares of the Company's Common Stock. Officers, directors and greater than 10% Stockholders are required by SEC regulations to provide the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% Stockholders were satisfied during 1997, except that Eric H. Bert and Neil Dial each filed initial report Form 3 late.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

         The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1998 and to perform other accounting services as requested by the Company. Ernst & Young LLP has acted as independent auditors of the Company since its appointment effective June 1, 1994.

         Representatives of Ernst & Young LLP are expected to be present at the 1998 Annual Stockholders' Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement if they desire to do so.

         Although it is not required to do so, the Board of Directors has submitted the selection of Ernst & Young LLP to the Stockholders for ratification. Unless a contrary choice is specified, proxies will be voted for ratification of the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF
 THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR
                                     1998.

                              STOCKHOLDER PROPOSALS

         The Company welcomes comments or suggestions from its Stockholders. In the event that a Stockholder desires to have a proposal formally considered at the 1998 Annual Meeting of Stockholders, and evaluated by the Board for inclusion in the Proxy Statement for that meeting, the proposal must be received in writing by the Secretary of the Company at the address set forth on the first page hereof on or before November 23, 1998.


                                 OTHER BUSINESS

         The Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting of Stockholders other than that for which notice is provided. In the event other business requiring a vote of Stockholders is properly presented at the meeting, proxies will be voted in accordance with the judgment on such matters of the person or persons acting as proxy. If any matter not appropriate for action at the meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

                                        By Order of the Board of Directors,


                                        /s/ Donald E. Frederick
                                        ------------------------------
                                        Donald E. Frederick, Secretary

Chandler, Arizona
March 26, 1998

AFX 162
                                  DETACH HERE


                                     PROXY

                             ADFLEX SOLUTIONS, INC.

             2001 WEST CHANDLER BOULEVARD, CHANDLER, ARIZONA 85224

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Rolando C. Esteverena and Donald E. Frederick, and each of them, as proxies, each with the power of substitution, and authorizes them to represent and vote, as designated on the reverse side hereof, all shares of Common Stock of ADFlex Solutions, Inc. held by the undersigned on March 13, 1998 at the Annual Meeting of Stockholders to be held on April 28, 1998 and at any adjournment or postponement of the meeting. In their discretion, the proxies are authorized to vote such shares upon such other business as may properly come before the Annual Meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED PROPOSALS.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE                                                         SEE REVERSE
  SIDE                                                                 SIDE

AFX162
                                  DETACH HERE

       PLEASE MARK
/ X /  VOTES AS IN
       THIS EXAMPLE.


         \
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED BELOW.
1.  Election of Directors.                                                                         FOR   AGAINST  ABSTAIN
NOMINEES: Rolando C. Esteverena, Richard P. Clark,       2. Ratification of the appointment of     /  /    /  /    /  /
          Wade Meyercord, Steve Sanghi and                  Ernst & Young LLP as independent
          William Kennedy Wilkie                            auditors.

       FOR                 WITHHELD
       ALL     /  /        FROM ALL  /  /
     NOMINEES              NOMINEES


/  /
    ------------------------------------------------
       For all nominees except as noted above

                                                          MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT /  /

                                                          (PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                                                          USING THE ENCLOSED ENVELOPE.)

                                                          Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:                                Date:                  Signature:                                Date:
          -------------------------------      ------------                -------------------------------      ------------
